UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☒	Preliminary Information Statement

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◻	Definitive Information Statement

FANTEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FANTEX, INC.

330 Townsend Street, Suite 234

San Francisco, California 94107

INFORMATION STATEMENT

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF MAJORITY STOCKHOLDER

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

As used herein (except as expressly indicated or unless the context otherwise requires), references to “the Company,” “we,” “our” and “us” refer to Fantex, Inc.

October 1, 2016

Dear Stockholders:

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished to the holders of the outstanding and voting shares of stock of Fantex, Inc., a Delaware corporation (the “Company”). The purpose of this Information Statement is to provide notice that Fantex Holdings, Inc. (“Fantex Holdings”), the holder of approximately 94% of the outstanding shares of the common stock of the Company (including each outstanding series of tracking stock, the “Common Stock”), has, by written consent, approved of the corporate actions described below. The Board of Directors of the Company (the “Board”) has fixed the close of business on September 19, 2016 as the record date for the determination of stockholders who are entitled to receive this Information Statement.

The Board and Fantex Holdings have approved amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”)at an exchange ratio of 1-for-200 shares of outstanding Common Stock (the “Reverse Split”), promptly followed by a forward stock split of the Company’s outstanding Common Stock, at an exchange ratio of 200-for-1 shares of outstanding Common Stock (the “Forward Split” and together with the Reverse Split, the “Reverse/Forward Split”). Such amendments will not change the par value per share or the number of authorized shares of Common Stock. Holders of less than one share of Fantex Series Vernon Davis Convertible Tracking Stock, Fantex Series EJ Manuel Convertible Tracking Stock, Fantex Series Mohamed Sanu Convertible Tracking Stock, Fantex Series Alshon Jeffery Convertible Tracking Stock, Fantex Series Michael Brockers Convertible Tracking Stock and Fantex Series Jack Mewhort Convertible Tracking Stock as a result of the Reverse Split will be cashed out at the rate of $2.70 per pre-split share of Fantex Series Vernon Davis Convertible Tracking Stock, $1.90 per pre-split share of Fantex Series EJ Manuel Convertible Tracking Stock, $12.32 per pre-split share of Fantex Series Mohamed Sanu Convertible Tracking Stock, $8.40 per pre-split share of Fantex Series Alshon Jeffery Convertible Tracking Stock, $9.06 per pre-split share of Fantex Series Michael Brockers Convertible Tracking Stock and $12.13 per pre-split share of Fantex Series Jack Mewhort Convertible Tracking Stock.  Holders of at least one share of a particular tracking stock as a result of the Reverse Split will not be entitled to receive any cash payment in regards to that series. In addition, registered holders of the Company’s Fantex Sports Portfolio 1 Units (the “Units”) will not be entitled to receive any cash payment, and the total number of Units and the total number of shares of Common Stock included in each such Unit will not change as a result of the Reverse/Forward Split.

The proposed Certificate of Amendment to the Company’s Certificate of Incorporation effecting the reverse stock split is attached to this Information Statement as Annex A-1 (the “Reverse Split Amendment”) and the proposed Certificate of Amendment to the Company’s Certificate of Incorporation effecting the forward stock split is attached to this Information Statement as Annex A-2 (the “Forward Split Amendment”). The Reverse Split Amendment will become effective upon its filing with the Office of the Secretary of State of the State of Delaware not sooner than 20 calendar days following the date this Information Statement is first furnished to our stockholders. The Forward Split Amendment will become effective upon its filing with the Office of the Secretary of State of the State of Delaware, expected to be the day following the effective date of the Reverse Split Amendment.

Although the Reverse/Forward Split has been approved by the holders of the requisite majority of the shares of our Common Stock, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Split before it becomes effective, if it determines that abandoning the Reverse/Forward Split is in the best interests of the Company or its stockholders.

The intended effect of the Reverse/Forward Split is to ensure that the number of record holders of our Common Stock will be below 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse/Forward Split has the intended effect, we will file to deregister our Common Stock with the SEC. We will in such case no longer be required to file periodic reports with the SEC, although stockholders will be entitled to access of certain Company information under Delaware law. The Company expects that the deregistration of its Common Stock under the Exchange Act will eliminate the significant expense required to comply with its Exchange Act reporting obligations and the SEC’s proxy rules. The Company estimates the annual savings to be approximately $550,000 in tangible expenses, in addition to considerable saved senior management time and effort spent on compliance and disclosure matters attributable to the Company’s Exchange Act filings, instead of managing and growing our business. The purpose of the Reverse/Forward Split is to provide small stockholders (holding fewer than 200 shares) with a liquidity event whereby their shares will be converted to cash.

Under Section 228 of the Delaware General Corporation Law, which is not otherwise restricted by our certificate of incorporation, stockholder action may be taken by written consent without a meeting of stockholders and the Reverse/Forward Split may be approved by the written consent of the holders of a majority of our Common Stock. Accordingly, your approval is not required and is not being sought. You do not have dissenters’ rights of appraisal.

Pursuant to Rule 14c-2 under the Exchange Act, the Reverse/Forward Split cannot become effective until at least 20 calendar days after the date this Information Statement has been filed with the SEC and has been furnished to the Company’s stockholders. We anticipate filing the amendments to the Company’s Certificate of Incorporation with the State of Delaware after the expiration of the 20-day period, and such amendments are expected to become effective on or about October 24, 2016 (the “Effective Date”). The Company will pay all costs associated with the distribution of this Information Statement to the Company’s stockholders, including the costs of printing and mailing. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Notice to the beneficial owners of the Common Stock held of record by them.

This Information Statement will serve as notice required under Section 228(e) of the Delaware General Corporation Law.

This Information Statement is dated October 1, 2016 and is first being furnished to our stockholders on or about October 3, 2016.

Information Statement Materials

The Company is furnishing this Information Statement to stockholders of the Company via mailing printed copies of these materials to each stockholder. The Company is not soliciting proxy or consent authority, but is furnishing an information statement pursuant to 17 C.F.R. §240.14c-2.

Pursuant to Rule 14c-2(b) of the regulations of the SEC, the matter discussed above will not become effective until 20 calendar days after the date this Information Statement is mailed to the Company’s Stockholders. We anticipate filing the amendments to the Company’s Certificate of Incorporation with the State of Delaware on the expiration of the 20-day period and that they will become effective on or after the Effective Date. The Company will pay the entire cost of furnishing and distributing the Notice, and the Information Statement, to the Company’s stockholders, including the costs of printing and mailing. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward the Notice to the beneficial owners of the Common Stock held of record by them.

TABLE OF CONTENTS

Page

Summary of Term Sheet	1
Special Factors	7
Structure of the Reverse/Forward Split	7
Dissenter’s and Appraisal Rights	8
Background and Cost	8
Reasons for the Reverse/Forward Split	9
Strategic Alternatives Considered	9
Fairness of the Reverse/Forward Split to Stockholders	10
Procedural Fairness of the Reverse/Forward Split	10
Federal Income Tax Consequences of the Reverse/Forward Split	11
Termination of Exchange Act Registration	14
Certain Information Concerning the Company	15
Effect of the Reverse/Forward Split on the Number of Authorized and Issued Shares	15
Trading Market and Price	16
Dividends Paid by the Company	18
Stock Purchases by the Company	18
Identity and Background of the Directors and Officers of the Company	19
Security Ownership of Certain Beneficial Owners and Management	22
Prior Transactions between the Company and Fantex Holdings, Inc., during the Past Two Years	23
Golden Parachute Compensation of any Officers as a Result of the Reverse/Forward Split	25
Potential Reinstatement of Reporting Obligations	26
Financial Information	26
Delivery of Information Statement Materials to Households	26
Where You Can Find More Information	27
Annex A-1	28
Annex A-2	30

SUMMARY OF TERM SHEET

We are providing this summary term sheet for your convenience. It highlights material information in this Information Statement, but you should realize that it does not describe all of the details of the Reverse/Forward Split (as defined below) to the same extent that such details are described in the body of this Information Statement. We urge you to read the entire Information Statement and the related letter of transmittal carefully because they contain the full details of the Reverse/Forward Split. This summary term sheet is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, this Information Statement and the attached amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

Q:	What is the Reverse/Forward Split?

A:

The Company’s Board of Directors (the Board) and the holders of a majority of the Company’s Common Stock have approved amendments to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock par value $0.0001 per share (“Common Stock”), at an exchange ratio of 1-for-200 shares of outstanding Common Stock (the Reverse Split), immediately followed by a forward stock split of the Company’s outstanding Common Stock, at an exchange ratio of 200-for-1 shares of outstanding Common Stock (the Forward Split and together with the Reverse Split, the Reverse/Forward Split). Such amendments will not change the par value per share or the number of authorized shares of Common Stock. Holders of less than one share of Fantex Series Vernon Davis Convertible Tracking Stock, Fantex Series EJ Manuel Convertible Tracking Stock, Fantex Series Mohamed Sanu Convertible Tracking Stock, Fantex Series Alshon Jeffery Convertible Tracking Stock, Fantex Series Michael Brockers Convertible Tracking Stock and Fantex Series Jack Mewhort Convertible Tracking Stock as a result of the Reverse Split will be cashed out at the rate of $2.70 per pre-split share of Fantex Series Vernon Davis Convertible Tracking Stock, $1.90 per pre-split share of Fantex Series EJ Manuel Convertible Tracking Stock, $12.32 per pre-split share of Fantex Series Mohamed Sanu Convertible Tracking Stock, $8.40 per pre-split share of Fantex Series Alshon Jeffery Convertible Tracking Stock, $9.06 per pre-split share of Fantex Series Michael Brockers Convertible Tracking Stock and $12.13 per pre-split share of Fantex Series Jack Mewhort Convertible Tracking Stock.  Holders of at least one share of a particular tracking stock as a result of the Reverse Split will not be entitled to receive any cash payment in regards to that series. In addition, registered holders of Units will not be entitled to receive any cash payment, and the total number of Units and the total number of shares of Common Stock included in each such Unit will not change as a result of the Reverse/Forward Split.

The proposed Certificate of Amendment to the Company’s Certificate of Incorporation effecting the reverse stock split is attached to this Information Statement as Annex A-1 (the “Reverse Split Amendment”) and the proposed Certificate of Amendment to the Company’s Certificate of Incorporation effecting the forward stock split is attached to this Information Statement as Annex A-2 (the “Forward Split Amendment”). The Reverse Split Amendment will become effective upon its filing with the Office of the Secretary of State of the State of Delaware not sooner than 20 calendar days following the date this Information Statement is first furnished to our stockholders. The Forward Split Amendment will become effective upon its filing with the Office of the Secretary of State of the State of Delaware, expected to be the day following the effective date of the Reverse Split Amendment.

Q:	What is the purpose of the Reverse/Forward Split?

A:

The Reverse/Forward Split is part of the Company’s plan to terminate the registration of its Common Stock and suspend its reporting requirements under the Exchange Act. The Reverse/Forward Split is considered a “going private” transaction as defined in Rule 13e-3, which was promulgated under the Exchange Act, because certain stockholders will be cashed out as a result of the Reverse Split, which will likely cause our Exchange Act reporting obligations to become eligible for suspension under Rule12h-3 or Section 15(d) of the Exchange Act and cause our Common Stock to become eligible for termination of registration under Rule 12g-4 and Section 12(g) of the Exchange Act. Accordingly, the Company has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 is available on the SEC’s website at http://www.sec.gov or from the Company (including the Investor Relations page on the Company’s website at www.fantexbrands.com. Upon deregistration of its Common Stock under the Exchange Act and provided the Common Stock following the Reverse/Forward Split is held of record by less than 300 persons, the Company expects that the deregistration will eliminate the significant expense that had been required of the Company to comply with its Exchange Act reporting obligations and the SEC’s proxy rules. The Company estimates the annual savings to be approximately $550,000 in expenses, in addition to considerable saved senior management time and effort spent on compliance and disclosure matters attributable to the Company’s Exchange Act filings, instead of managing and growing our business.

Q:	Is any action required on my part, such as to vote?

A:	No action is required on your part. Your approval is not required and is not being sought. The holders of a majority of the Company’s Common Stock have already approved the Reverse/Forward Split.

Q:	Am I entitled to any appraisal or dissenter’s rights?

A:	Stockholders will not be entitled to appraisal or dissenter’s rights as a result of the Reverse/Forward Split under Delaware law or our governance documents.

Q:	Will the business plan or operations of the Company change as a result of the Reverse/Forward Split?

A:

The Reverse/Forward Split is not expected to affect in and of itself our current business plan or operations, except for the anticipated cost and management time savings associated with deregistration of the Company’s Common Stock.

Q:	Will Fantex remain a public company after the completion of the Reverse/Forward Split?

A:

If we reduce the number of our stockholders of record below 300, we will remain a public company.  However, we plan to terminate the registration of our Common Stock under the Exchange Act, suspend our reporting requirements under the Exchange Act and become a “non-reporting entity.”

Q:	What does the Board of Directors of the Company think of the Reverse/Forward Split?

A:

The Board and the holder of a majority of the outstanding shares of Common Stock of the Company voted in favor of and authorized the Reverse/Forward Split.  The Board determined that the Reverse/Forward split is fair to and in the best interest of all of our stockholders, including the stockholders who will be cashed out and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse/Forward Split.  The Board established the cash consideration to be paid to redeem shares of holders of less than one share as a result of the Reverse Split in a good faith determination based upon fairness and other factors the Board deemed relevant, as described in more detail herein.

Q:	What are some of the advantages of the Reverse/Forward Split?

A:

The Board believes that the Reverse/Forward Split will have, among others, the following advantages:

• Because the number of our stockholders will be less than three hundred (300), we will terminate the registration of our Common Stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act, which will eliminate the significant tangible and intangible costs of being a public company. Because we would no longer have to incur external auditor fees, consulting and legal fees related to being a public company, including expenses related to compliance, planning, documentation and testing in preparation for the internal controls audit imposed by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we estimate annual tangible costs savings of approximately $550,000 annually.

• We will be able to provide greater liquidity for the relatively large number of stockholders holding fewer than 200 shares of our Common Stock.

• We will be able to eliminate the obligation to publicly disclose sensitive, competitive business information.

• Our management will be able to better focus on our business’s long-term goals and objectives.

• The Company will be able to achieve the overhead reduction associated with the Reverse/Forward Split without negatively affecting our business operations.

See also the information in the section entitled “Special Factors—Reasons for the Reverse/Forward Split” in this Information Statement.

Q:	What are some of the disadvantages of the Reverse/Forward Split?

A:

The Board believes that the Reverse/Forward Split will have, among others, the following disadvantages:

• Stockholders owning fewer than 200 shares of the Company’s Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be stockholders of the Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our value. After the Company becomes a non-reporting entity, it is anticipated that the Company’s Common Stock will remain on the Grey Sheets. However, there may be limited liquidity for the Common Stock and you may not be able to purchase or sell the Common Stock at all or at prices you desire.

• Stockholders holding the Company’s Common Stock following the Reverse/Forward Split and subsequent filing to become a non-reporting entity may no longer have the information that is currently provided in our filings with the SEC pursuant to the Exchange Act regarding such matters as our business operations and developments, legal proceedings involving the Company, our financial results, the compensation of our directors and named executive officers, and Company securities held by our directors, officers and major stockholders. In addition, it is likely that there will be limited liquidity for the Common Stock and that trading of shares may only continue in privately negotiated sales. As a result, you may not be able to purchase or sell the Common Stock at all or at prices you desire.

• Our stockholders will no longer have the protections provided by the liability provisions of the Exchange Act and the Sarbanes-Oxley Act applicable to the Company and our directors, officers and major stockholders, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14, the stock ownership reporting rules under Section 13, provisions relating to personal attestation by officers about accounting controls and procedures, potential criminal liability regarding the disclosure by the Company and provisions relating to restrictions on lending.

• There is the potential for renewed applicability of public reporting requirements if continuing stockholders transfer shares of Common Stock in a manner that results in the Company having more than 500 record holders who are not accredited investors or 2,000 record holders (in either case, provided the Company has total assets exceeding $10 million).

Q:	What are some of the factors that the Board considered in approving the Reverse/Forward Split?

A:

The Board considered several factors in approving the Reverse/Forward Split, including the following:

• The Board’s discussions and conclusions about the fairness of the price of $2.70 per pre-split share of Fantex Series Vernon Davis Convertible Tracking Stock, $1.90 per pre-split share of Fantex Series EJ Manuel Convertible Tracking Stock, $12.32 per pre-split share of Fantex Series Mohamed Sanu Convertible Tracking Stock, $8.40 per pre-split share of Fantex Series Alshon Jeffery Convertible Tracking Stock, $9.06 per pre-split share of Fantex Series Michael Brockers Convertible Tracking Stock and $12.13 per pre-split share of Fantex Series Jack Mewhort Convertible Tracking Stock to be paid following the Reverse Split to Company stockholders of owning fewer than 200 shares.

• The fact that a significant number of Company stockholders hold a small percentage of the outstanding Common Stock of the Company (as of September 15, 2016, approximately 860 of the Company’s approximately 1,054 stockholders held fewer than 200 shares of outstanding Common Stock of the Company).

• The decision to cash out these stockholders could provide them with an opportunity to receive cash for their holdings without having to pay brokers fees to sell the shares at a stock price that may not exceed the amount of the brokerage fees they would be required to pay.

• The size of the Reverse/Forward Split and the fact that a negligible percentage of outstanding Common Stock of the Company will be cashed out (as of September 15, 2016, approximately 24,000 shares out of 107,115,633 issued and outstanding shares).

• The projected tangible and intangible cost savings to the Company by terminating its registration of Common Stock.

Q:	What are the interests of directors and executive officers of the Company in the Reverse/Forward Split?

A:

As a result of the Reverse/Forward Split, there is no material increase in percentage of ownership of Common Stock of directors and executive officers that own Common Stock will experience individually. There are no plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of any employment contract with any executive officer.

Q:	What is the total cost of the Reverse/Forward Split to the Company?

A:

We estimate that we will pay up to approximately $118,000 to cash out holders of less than one share of a series of tracking stock as a result of the Reverse Split.  In addition, we anticipate incurring approximately $60,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Split.  We currently have the financial resources to complete the Reverse/Forward Split.

Q:	Will my shares be cashed out in the Reverse/Forward Split and, if so, what will I receive for my shares?

A:

Holders of less than one share of Fantex Series Vernon Davis Convertible Tracking Stock, Fantex Series EJ Manuel Convertible Tracking Stock, Fantex Series Mohamed Sanu Convertible Tracking Stock, Fantex Series Alshon Jeffery Convertible Tracking Stock, Fantex Series Michael Brockers Convertible Tracking Stock and Fantex Series Jack Mewhort Convertible Tracking Stock as a result of the Reverse Split will be cashed out at the rate of $2.70 per pre-split share of Fantex Series Vernon Davis Convertible Tracking Stock, $1.90 per pre-split share of Fantex Series EJ Manuel Convertible Tracking Stock, $12.32 per pre-split share of Fantex Series Mohamed Sanu Convertible Tracking Stock, $8.40 per pre-split share of Fantex Series Alshon Jeffery Convertible Tracking Stock, $9.06 per pre-split share of Fantex Series Michael Brockers Convertible Tracking Stock and $12.31 per pre-split share of Fantex Series Jack Mewhort Convertible Tracking Stock.

Holders of at least one share of any of the Company’s outstanding series of the common stock as a result of the Reverse Split will not be entitled to receive any cash payment with respect to any such series.

In addition, registered holders of the Units will not be entitled to receive any cash payment, and the total number of Units and the total number of shares of Common Stock included in each such Unit will not change as a result of the Reverse/Forward Split.

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Q:	If I own less than 200 pre-split shares of any series of tracking stock on the Effective Date, how and when will I be paid?

A:

You will receive a cash payment in the amount of $2.70 per pre-split share of Fantex Series Vernon Davis Convertible Tracking Stock, $1.90 per pre-split share of Fantex Series EJ Manuel Convertible Tracking Stock, $12.32 per pre-split share of Fantex Series Mohamed Sanu Convertible Tracking Stock, $8.40 per pre-split share of Fantex Series Alshon Jeffery Convertible Tracking Stock, $9.06 per pre-split share of Fantex Series Michael Brockers Convertible Tracking Stock and $12.13 per pre-split share of Fantex Series Jack Mewhort Convertible Tracking Stock owned by you. You will receive such payment on or shortly after October 24, 2016.

However, registered holders of the Company’s Units will not be entitled to receive any cash payment, and the total number of Units and the total number of shares of Common Stock included in each such Unit will not change as a result of the Reverse/Forward Split.

Stockholders who hold shares in a book-entry account are not required to take any action to receive a cash payment.

In the event we are unable to locate certain stockholders, any funds payable to such stockholders pursuant to the Reverse/Forward Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws.

Q:	What are the United States federal tax consequences?

A:

We believe that any stockholders who continue to hold Common Stock immediately after the Reverse/Forward Split, and who receive no cash as a result of the Reverse Split, should not recognize any gain or loss or dividend income as a result of the Reverse/Forward Split and will have the same adjusted tax basis and holding period in their Common Stock as they had in such stock immediately prior to the Reverse/Forward Split.

We believe that a stockholder who receives cash in the Reverse/Forward Split (i.e., a stockholder who holds less than one share of a series of tracking stock as a result of the Reverse Split) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either: (a) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or (b) a cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares. Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, (i) a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules, and (ii) dividends received by non-corporate taxpayers may be eligible for preferential tax rates.

See the information set forth below under the caption “Federal Income Tax Consequences of the Reverse/Forward Split.”

SPECIAL FACTORS

Structure of the Reverse/Forward Split

On September 16, 2016, our entire Board and the holders of a majority of outstanding shares of the Company’s Common Stock, by written consent in lieu of a meeting, approved the Reverse/Forward Split and certain amendments to the Company’s Certificate of Incorporation required in order to effectuate the Reverse/Forward Split. Copies of the proposed Certificates of Amendment to the Certificate of Incorporation are attached as Annexes A-1 and A-2.

The Company has only one class of securities entitled to vote on the Reverse/Forward Split. Each share of Common Stock has the right to one vote. As of September 19, 2016 (the “Record Date”), there were 107,115,633 shares of Common Stock issued and outstanding. The Reverse/Forward Split was approved by the written consent of the holders of 100,939,533 shares or 94.2% of the issued and outstanding shares of Common Stock entitled to vote on the Record Date.

The Reverse/Forward Split is comprised of a reverse stock split (the “Reverse Split”) pursuant to which each 200 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Split will be converted into one share of Common Stock, followed immediately by a forward stock split (the “Forward Split”), pursuant to which each share of Common Stock outstanding upon consummation of the Reverse Split will be converted into 200 shares of Common Stock. Holders of less than one share of Fantex Series Vernon Davis Convertible Tracking Stock, Fantex Series EJ Manuel Convertible Tracking Stock, Fantex Series Mohamed Sanu Convertible Tracking Stock, Fantex Series Alshon Jeffery Convertible Tracking Stock, Fantex Series Michael Brockers Convertible Tracking Stock and Fantex Series Jack Mewhort Convertible Tracking Stock as a result of the Reverse Split will be cashed out at the rate of $2.70 per pre-split share of Fantex Series Vernon Davis Convertible Tracking Stock, $1.90 per pre-split share of Fantex Series EJ Manuel Convertible Tracking Stock, $12.32 per pre-split share of Fantex Series Mohamed Sanu Convertible Tracking Stock, $8.40 per pre-split share of Fantex Series Alshon Jeffery Convertible Tracking Stock, $9.06 per pre-split share of Fantex Series Michael Brockers Convertible Tracking Stock and $12.13 per pre-split share of Fantex Series Jack Mewhort Convertible Tracking Stock.

Beneficial owners of at least one share of any of the Company’s outstanding series of tracking stock as a result of the Reverse Split will not be entitled to receive any cash payment with respect to such shares.

In addition, beneficial owners of the Company’s Fantex Sports Portfolio 1 Units (the “Units”) will not be entitled to receive any cash payment, and the total number of Units and the total number of shares of Common Stock included in each such Unit will not change as a result of the Reverse/Forward Split.

The Reverse/Forward Split can be illustrated with the following examples:

a.

Stockholder A holds 100 pre-split shares of each of Fantex Series Vernon Davis Convertible Tracking Stock, Fantex Series EJ Manuel Convertible Tracking Stock, Fantex Series Mohamed Sanu Convertible Tracking Stock, Fantex Series Alshon Jeffery Convertible Tracking Stock, Fantex Series Michael Brockers Convertible Tracking Stock and Fantex Series Jack Mewhort Convertible Tracking Stock. After the Effective Date, Stockholder A will receive a total of $4,651 in cash, consisting of $270 for shares of Fantex Series Vernon Davis Convertible Tracking Stock, $190 for shares of Fantex Series EJ Manuel Convertible Tracking Stock, $1,232 for shares of Fantex Series Mohamed Sanu Convertible Tracking Stock, $840 for shares of Fantex Series Alshon Jeffery Convertible Tracking Stock, $906 for shares of Fantex Series Michael Brockers Convertible Tracking Stock and $1,213 for shares of Fantex Series Jack Mewhort Convertible Tracking Stock.

b.

Stockholder B holds 350 pre-split shares of each of Fantex Series Vernon Davis Convertible Tracking Stock, Fantex Series EJ Manuel Convertible Tracking Stock, Fantex Series Mohamed Sanu Convertible Tracking Stock, Fantex Series Alshon Jeffery Convertible Tracking Stock, Fantex Series Michael Brockers Convertible Tracking Stock and Fantex Series Jack Mewhort Convertible Tracking Stock. After the Reverse/Forward Split, Stockholder B will hold still hold 350 shares of each tracking stock

Stockholders who hold shares in a book-entry account are not required to take any action to receive a cash payment.

Although the Reverse/Forward Split has been approved by the holders of the requisite majority of the shares of Common Stock of the Company, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Split prior to the proposed Effective Date if it determines that abandonment is in the best interests of the Company or the stockholders. Factors that may lead the Board to abandon the Reverse/Forward Split may include, among other things, increased transaction costs to consummate the transaction, changes in the current economic environment, and an adverse response from the markets in which the Company operates or adverse responses from our stockholders. If such a determination to abandon the Reverse/Forward Split is made by the Board, our stockholders would be notified through the filing of a Current Report with the SEC on Form 8-K.

The Reverse/Forward Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse/Forward Split.

Dissenter’s and Appraisal Rights

The Delaware General Corporation Law does not provide for dissenter’s rights or appraisal rights for the Reverse/Forward Split.

Background and Cost

The Board has determined that the Reverse/Forward Split is fair to and in the best interest of all of our stockholders, including those stockholders owning shares being cashed out pursuant to the Reverse/Forward Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse/Forward Split.

The Reverse/Forward Split is not expected to affect in and of itself our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations to file periodic reports under the Exchange Act with the SEC. Once we deregister our Common Stock under the Exchange Act, we will not be required to provide our stockholders with periodic, annual, quarterly or other reports regarding the Company, although we may, in our discretion, provide certain information to our stockholders on an annual basis. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold meetings as required under Delaware law, including annual meetings, or to take actions by written consent of stockholders in lieu of meetings. Under Delaware Law, stockholders will be entitled to (i) the stock ledger; (ii) a list of stockholders and (iii) the Corporation’s other books and records.

We estimate that we will pay approximately $118,000 to cash out holders of less than one share as a result of the Reverse Split. In addition, we anticipate incurring approximately $66,000 in advisory, legal, financial, accounting and other fees and costs in connection with the Reverse/Forward Split. The Company has sufficient cash on hand to cover the cost of cashing out holders of less than one share as a result of the Reverse Split and the related fees and costs of implementing the Reverse/Forward Split and this Information Statement. The Company will not be using borrowed funds to finance the cost of the Reverse/Forward Split, there are no conditions relating to the use of the cash to cover the cost of the Reverse/Forward Split, and there are no alternative financing arrangements or alternative financing plans in place to cover the ultimate cost of the Reverse/Forward Split. The estimated costs consist of the following, although actual costs may vary.

Department	Cost
Legal	$30,000
Accounting	20,000
Printing	1,000
Distribution	5,000
Administrative	10,000
Total	$66,000

The following officers of the Company were utilized to prepare and file the Information Statement and this statement: Cornell “Buck” French, President, Chief Executive Officer; William Garvey, Chief Legal Officer, and Secretary, and Ted Monohon, Chief Accounting Officer, Vice President and Controller.

Reasons for the Reverse/Forward Split

The primary purpose of the Reverse/Forward Split is to ensure that the number of holders of our Common Stock will be below 300 so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse/Forward Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act. For some time, the Company’s board of directors has expressed concern about the expense of continuing to comply with the periodic reporting requirements of the Exchange Act given the small size of the Company, the financials and operating losses of the Company, and the extremely low trading volume of shares of our Common Stock. The Board therefore decided to consider whether it should remain a reporting company. The Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost, including the cost and tangible and intangible burdens associated with compliance with the Sarbanes-Oxley Act of 2002.

The Board believes that the significant costs are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe that we are in a position to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital.

Our Common Stock’s limited trading volume and public float have also hindered our stockholders’ ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community. Because the Common Stock has been thinly traded, any attempt to trade a large block of shares in the public markets, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

The overall executive time expended on the preparation and review of our public filings is likely to continue to increase rather than decrease. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Split is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. The Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with periodic reporting to the SEC by consummating the Reverse/Forward Split at this time rather than continue to subject the Company to these burdens.

Strategic Alternatives Considered

While considering the merits of the Reverse/Forward Split, the Board evaluated a number of strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Reverse/Forward Split would be the simplest and most cost-effective approach to achieve the purposes described above. The Board considered the following alternatives:

•	Self-tender offer. The Board considered a self-tender offer considerably more costly than the Reverse/Forward Split, and as a result, rejected this alternative.
•

Purchase of shares in the open market. The Board considered a stock repurchase program, but believes that it is unlikely that open market purchases would achieve the intended result of the Reverse/Forward Split of ensuring that the number of our stockholders will be below 300. Due to the high transaction costs, the extremely low trading volume of our tracking stocks, and the number of stockholders who hold a small number of shares the Board believed it would be very lengthy and expensive process to consummate such a large number of individually negotiated transactions.
•

Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being an SEC registered public company, not been able to realize many of the benefits that publicly traded companies sometimes realize and other factors enumerated elsewhere in this Information Statement, such as the operating losses of the Company, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Fairness of the Reverse/Forward Split to Stockholders

The Company is required, under Item 1014(a) of Regulation M-A (17 C.F.R. §229.1014), to determine whether it reasonably believes that a going private transaction, such as the Reverse/Forward Split, is fair or unfair to its unaffiliated stockholders. The Board, by unanimous approval on behalf of the Company, has itself made that determination and, for the reasons set forth below, has reached a decision that the Reverse/Forward Split is fair to the unaffiliated stockholders.

The Board engaged Timan LLC, an independent third-party valuation firm, to conduct an independent third party valuation of each outstanding tracking stock effect by the Reverse/Forward Split. The Timan valuations were based on the contractual value of the brand assets related to the applicable tracking stock, and did not include any discount for lack of marketability or liquidity or any minority interest discount (including that such series may not have the rights contractually or otherwise, to receive dividends). The Timan valuations also considered that the Company had on July 22, 2016 completed a private placement of the Units to independent third-party investors on an arms-length basis, with the composition and valuation of the Units based on the Company’s valuations of each of the tracking stocks, and considered the valuations of each of the tracking stocks in that transaction. The Timan valuations also considered recent sales of tracking stock in the open market. Further, there have been no trades since Fantex Brokerage Services discontinued operations as a trading platform in August 2016.

For purposes of the cash out of the fractional shares the Company used the higher of the fair value as determined by the independent valuation firm and its own internal valuations. The Board believes that the cash out value represents the best opportunity for the small holders of its tracking stock to liquidate their holdings at fair value.

Procedural Fairness of the Reverse/Forward Split

As stated above, the Company is required, under Item 1014(a) of Regulation M-A (17 C.F.R. §229.1014), to determine whether it reasonably believes that a going private transaction, such as the Reverse/Forward Split, is fair or unfair to its unaffiliated stockholders. The Board, on behalf of the Company, has itself made that determination and, for the reasons set forth below, has reached a decision that the Reverse/Forward Split is also procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse/Forward Split and will not be continuing stockholders of the Company and stockholders who will retain an equity interest in the Company.

In reaching this conclusion, the Board noted that there is limited liquidity of these shares and what little trading activity there has been has been at prices lower than what the Board believe is fair value, absent the Reverse/Forward Split, small, unaffiliated stockholders will likely not have an opportunity for liquidity.

In addition, the Board noted that voting control of over 94% of the shares held by stockholders who would remain stockholders after the Reverse/Forward Split would remain with Fantex Holdings, the Company’s parent, such that there would be no change in control and the interests of remaining stockholders would not be substantially diminished. Further, the result of the Reverse/Forward Split is anticipated to affect less than 24,000 shares, or approximately 0.02%, of the Common Stock of the Company.

The Board did not create a Special Committee or retain independent counsel in light of the Board’s determination that the interests of its stockholders were protected by the independent directors on the Board who voted unanimously to approve the Reverse/Forward Split.

The Board determined not to condition the approval of the Reverse/Forward Split on approval by a majority of stockholders being cashed out for several reasons. First, these holders are necessarily very small holders with a very limited number of shares. In order to reach a majority vote by such holders the Company would have to expend significant resources soliciting such shareholders to return a proxy card, and the Board believes that even with a solicitation effort many of these holders might still not vote. In that case the Company would be at risk of expending significant resources on a proxy statement and special meeting process without the costs savings that would result from the Reverse/Forward Split and ability to deregister.

The Board did not retain a representative of the cashed-out stockholder to act solely on behalf of these stockholders because it would not affect the outcome of the transaction because a majority vote of these stockholders is not required under Delaware law.

The Board did not grant cashed-out stockholders access to our corporate files, except as provided under Delaware law. The Board determined that this Information Statement, together with our other filings with the SEC, provides adequate information for cashed-out stockholders.

The Board also determined that the process leading up to the approval of the Reverse/Forward Split was procedurally fair to the stockholders because of the structural fairness of the Reverse/Forward Split.

U. S. Federal Income Tax Consequences of the Reverse/Forward Split

The following discussion is a general summary of certain U.S. federal income tax consequences of the Reverse/Forward Split that may be relevant to U.S. Holders (as defined below) of our Common Stock, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our Common Stock. We have not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse/Forward Split.

This discussion is limited to holders who hold their shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	persons that are not U.S. Holders (as defined below);
•	persons subject to the alternative minimum tax;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	real estate investment trusts or regulated investment companies;
•	brokers, dealers or traders in securities;
•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;
•	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; and
•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of the Common Stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of the Common Stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. HOLDERS OF SHARES OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE/FORWARD SPLIT ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock that for U.S. federal income tax purposes is or is treated as: (1) an individual who is a citizen or resident of the United States; (2) a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (b) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Stockholders Who Retain their Shares of Common  Stock Post Reverse/Forward Split

We believe that a U.S. Holder who does not receive any cash in the Reverse/Forward Split generally should not recognize gain or loss or have dividend income upon the Reverse/Forward Split. Such a U.S. Holder should generally have the same adjusted tax basis and holding period in their shares of Common Stock as they had in such stock immediately prior to the Reverse/Forward Split.

We believe that a stockholder who receives cash in the Reverse/Forward Split (i.e., a stockholder who holds less than one share as a result of the Reverse Split) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either: (a) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or (b) a cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares. Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) may be allowed a dividend received deduction subject to applicable limitations and other special rules.

Stockholders Who Receive Cash

We believe that a U.S. Holder who receives cash in the Reverse/Forward Split (i.e., a stockholder of record who holds less than one share of Common Stock as a result of the Reverse Split) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on the holder’s situation, the transaction will be taxed as either: (a) a sale or exchange of the redeemed shares, in which case the U.S. Holder will recognize gain or loss equal to the difference between the cash payment and the U.S. Holder’s tax basis for the redeemed shares; or (b) a cash distribution which is treated: (i) first, as a taxable dividend to the extent of the Company’s allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the U.S. Holder ’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares. Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Amounts treated as a taxable dividend are ordinary income to the recipient; however, (i) a corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules., and (ii) dividends received by non-corporate taxpayers may be eligible for preferential tax rates.  The deductibility of capital losses is subject to limitations.

Under Section 302 of the Code, a redemption of shares of Common Stock from a U.S. Holder  as part of the Reverse/Forward Split will be treated as a sale or exchange of the redeemed shares of Common Stock if:

•	the Reverse/Forward Split results in a “complete termination” of such U.S. Holder’s interest in the Company;
•	the receipt of cash is “substantially disproportionate” with respect to the U.S. Holder; or
•	the receipt of cash is “not essentially equivalent to a dividend” with respect to the U.S. Holder.

These three tests are applied by taking into account not only shares of Common Stock that a U.S. Holder actually owns, but also shares of Common Stock that the U.S. Holder constructively owns pursuant to Section 318 of the Code.  Under the constructive ownership rules of Section 318 of the Code, a U.S. Holder is deemed to constructively own shares owned by certain related individuals and entities in which the holder has an interest in addition to shares of Common Stock directly owned by the U.S. Holder. For example, an individual U.S. Holder is considered to own shares of Common Stock owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a U.S. Holder is considered to own a proportionate number of shares owned by estates or certain trusts in which the holder has a beneficial interest, by partnerships in which the holder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such U.S. Holder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A U.S. Holder is also deemed to own shares which the holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

A U.S. Holder who receives cash in the Reverse/Forward Split and does not constructively own any shares of post-Reverse/Forward Split Common Stock or other stock in the Company will have his or her interest in the Company completely terminated by the Reverse/Forward Split and will therefore receive sale or exchange treatment on his or her pre-Reverse/Forward Split Common Stock. That is, such a U.S. Holder will recognize gain or loss equal to the difference between the cash payment and the holder’s tax basis for his or her shares of pre-Reverse/Forward Split Common Stock.

A U.S. Holder who receives cash in the Reverse/Forward Split and would only constructively own shares of post-Reverse/Forward Split Common Stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-Reverse/Forward Split Common Stock by waiving family attribution and thus be treated as having had his or her interest in the Company completely terminated by the Reverse/Forward Split. Among other things, waiving family attribution requires: (i) that the a U.S. Holder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse/Forward Split other than stock acquired by bequest or inheritance; and (ii) including an election to waive family attribution in the holder’s tax return for the year in which the Reverse/Forward Split occurs.

A U.S. Holder who receives cash in the Reverse/Forward Split and immediately after the Reverse/Forward Split constructively owns shares of post-Reverse/Forward Split Common Stock must compare: (i) his, her or its percentage ownership immediately before the Reverse/Forward Split (i.e., the number of voting shares actually or constructively owned by him, her or it immediately before the Reverse/Forward Split divided by the number of voting shares outstanding immediately before the Reverse/Forward Split) with (ii) his, her or its percentage ownership immediately after the Reverse/Forward Split (i.e., the number of voting shares constructively owned by his, her or it immediately after the Reverse/Forward Split divided by the number of voting shares outstanding immediately after the Reverse/Forward Split).

If the U.S. Holder’s post-Reverse/Forward Split ownership percentage of Common Stock is less than 80% of the holder’s pre-Reverse/Forward Split ownership percentage of Common Stock, the receipt of cash is “substantially disproportionate” with respect to the U.S. Holder, and the holder will therefore receive sale or exchange treatment on the portion of his, her or its shares of pre-Reverse Split Common Stock exchanged for cash.

If the receipt of cash by a U.S. Holder fails to constitute an “exchange” under the “substantially disproportionate” test or the “complete termination” test, the receipt of cash may constitute an “exchange” under the “not essentially equivalent to a dividend” test. The receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” if the transaction results in a “meaningful reduction” of the holder’s proportionate interest in the Company.  If: (i) the a U.S. Holder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the U.S. Holder’s relative stock interest in the Company is minimal, and (iii) the a U.S. Holder’s post-Reverse/Forward Split ownership percentage of Common Stock is less than the holder’s pre-Reverse/Forward Split ownership percentage of Common Stock, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the U.S. Holder and the U.S. Holder will therefore receive sale or exchange treatment.

In all other cases, cash received by a a U.S. Holder who immediately after the Reverse/Forward Split constructively owns shares of post-Reverse/Forward Split Common Stock will be treated: (i) first, as a taxable dividend to the extent of allocable current or accumulated earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the holder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Termination of Exchange Act Registration

Our Common Stock is currently registered under the Exchange Act. Our Common Stock is not listed on any stock exchange. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of September 15, 2016, we had approximately 1,054 holders of our Common Stock. Upon the effectiveness of the Reverse/Forward Split, we expect to have approximately 200 holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act promptly after the Effective Date.

Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders under the Exchange Act. After deregistration of our shares, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to the Company and our stockholders.

We estimate that termination of registration of our Common Stock under the Exchange Act will save us an estimated $550,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations. By reducing the Company’s number of stockholders to less than 300 and deregistering our Common Stock under the Exchange Act as intended, based on historical expenses, the Company expects to save (i) approximately $450,000 per year in professional fees and expenses for the preparation and filing of reports required by the Exchange Act and (ii) approximately $100,000 per year in other costs related to being a publicly reporting entity, such as Edgarization and XBRL costs, printing and mailing costs, expenses for compliance with the internal control and procedure requirements associated with Sarbanes-Oxley, the Dodd-Frank Act and regulatory compliance issues applicable to public entities, other than internal personnel expenses. The termination of the Company’s public reporting obligations will also alleviate a significant amount of time and effort previously required of the Company’s employees in preparing and reviewing the periodic reports and filings required of public entities under the Exchange Act and the pressure and expense of hiring staff to satisfy the regulatory and accounting reporting requirements.

Certain Information Concerning the Company

Fantex’s administrative and principal executive office is located at Fantex, Inc., 330 Townsend Street, Suite 234, San Francisco, California 94107 and its telephone number is (415) 592-5950.

Effect of the Reverse/Forward Split on the Number of Authorized and Issued Shares

As of September 16, 2016, the Company had a total of 107,115,633 of its 1,507,115,633 authorized shares of Common Stock issued. The total number of authorized shares of Common Stock will not change as a result of the Reverse/Forward Split. The table below illustrates the estimated effect on the number of authorized shares available for issuance as a result of the Reverse/Forward Split. Significantly, the result of the Reverse/Forward Split is anticipated to affect approximately 24,000 shares, or approximately 0.02%, of the Common Stock of the Company.`

	Before Reverse/Forward Split
	Shares
	Authorized	Issued and Outstanding	Available for Issuance
Platform Common	1,500,000,000	100,000,000	1,400,000,000
Fantex Series Vernon Davis	421,100	421,100	-
Fantex Series EJ Manuel	523,700	523,700	-
Fantex Series Mohamed Sanu	164,300	164,300	-
Fantex Series Alshon Jeffery	835,800	835,800	-
Fantex Series Michael Brockers	362,200	362,200	-
Fantex Series Jack Mewhort	268,100	268,100	-
Fantex Series Professional Sports	4,540,433	4,540,433	-

	After Reverse/Forward Split
	Shares
	Authorized	Issued and Outstanding	Available for Issuance
Platform Common	1,500,000,000	100,000,000	1,400,000,000
Fantex Series Vernon Davis	421,100	412,004	9,096
Fantex Series EJ Manuel	523,700	517,006	6,694
Fantex Series Mohamed Sanu	164,300	161,373	2,927
Fantex Series Alshon Jeffery	835,800	832,152	3,648
Fantex Series Michael Brockers	362,200	361,113	1,087
Fantex Series Jack Mewhort	268,100	267,716	384
Fantex Series Professional Sports	4,540,433	4,540,433	-

The shares cashed out in the Reverse/Forward Split will be held as treasury stock and will be available to be reissued at a future date.

Trading Market and Price

There is no established public trading market for shares of our platform common stock. The following table sets forth the high and low sale bid for our tracking stocks for the period indicated as reported on the FBS ATS through August 24, 2016 and such quotations are without retail mark-up, mark-down or commission and may not necessarily represent an actual transaction. After August 24, 2016, these securities could only be traded in the OTC Markets (the “grey sheets”). There is no broker-dealer currently making any market in our securities.

	Bid Price
	High	Low
Fantex Series Vernon Davis Convertible Tracking Stock(1)
Year ended December 31, 2014
Second Quarter Ended June 30, 2014	$19.80	$5.50
Third Quarter Ended September 30, 2014	11.50	7.00
Fourth Quarter Ended December 31, 2014	9.90	2.00
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$8.90	$2.50
Second Quarter Ended June 30, 2015	8.00	5.50
Third Quarter Ended September 30, 2015	9.00	4.00
Fourth Quarter Ended December 31, 2015	8.50	3.95
Year ending December 31, 2016
First Quarter Ended March 31, 2016	8.00	1.25
Second Quarter Ended June 30, 2016	7.45	2.00
July 1, 2016 through August 24, 2016(7)	2.00	0.05
Fantex Series EJ Manuel Convertible Tracking Stock(2)
Year ended December 31, 2014
Third Quarter Ended September 30, 2014	$11.50	$1.00
Fourth Quarter Ended December 31, 2014	8.50	1.30
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$6.30	$2.70
Second Quarter Ended June 30, 2015	7.00	4.00
Third Quarter Ended September 30, 2015	7.00	0.50
Fourth Quarter Ended December 31, 2015	7.00	3.00
Year ending December 31, 2016
First Quarter Ended March 31, 2016	6.00	3.00
Second Quarter Ended June 30, 2016	4.50	2.80
July 1, 2016 through August 24, 2016(7)	1.10	0.25
Fantex Series Mohamed Sanu Convertible Tracking Stock(3)
Year ended December 31, 2014
Fourth Quarter Ended December 31, 2014	$13.80	$1.00
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$13.60	$7.50
Second Quarter Ended June 30, 2015	13.40	11.00
Third Quarter Ended September 30, 2015	13.40	10.00
Fourth Quarter Ended December 31, 2015	11.00	0.25

Year ending December 31, 2016
First Quarter Ended March 31, 2016	11.00	8.90
Second Quarter Ended June 30, 2016	11.00	10.50
July 1, 2016 through August 24, 2016(7)	11.40	11.00
Fantex Series Alshon Jeffery Convertible Tracking Stock(4)
Year ending December 31, 2015
First Quarter Ended March 31, 2015	$11.20	$1.00
Second Quarter Ended June 30, 2015	10.90	9.00
Third Quarter Ended September 30, 2015	11.80	7.30
Fourth Quarter Ended December 31, 2015	11.50	7.51
Year ending December 31, 2016
First Quarter Ended March 31, 2016	$11.50	$10.00
Second Quarter Ended June 30, 2016	12.00	9.00
July 1, 2016 through August 24, 2016(7)	10.00	5.00
Fantex Series Michael Brockers Convertible Tracking Stock(5)
Year ending December 31, 2015
Second Quarter Ended June 30, 2015	$11.50	$7.50
Third Quarter Ended September 30, 2015	8.51	6.00
Fourth Quarter Ended December 31, 2015	9.25	0.50
Year ending December 31, 2016
First Quarter Ended March 31, 2016	9.50	0.50
Second Quarter Ended June 30, 2016	9.00	8.25
July 1, 2016 through August 24, 2016(7)	8.75	8.50
Fantex Series Jack Mewhort Convertible Tracking Stock(6)
Year ending December 31, 2015
Third Quarter Ended September 30, 2015	$12.00	$3.00
Fourth Quarter Ended December 31, 2015	12.50	11.00
Year ending December 31, 2016
First Quarter Ended March 31, 2016	$12.00	$9.90
Second Quarter Ended June 30, 2016	11.75	7.00
July 1, 2016 through August 24, 2016(7)	-	-
(1)	Fantex Series Vernon Davis Convertible Tracking Stock started trading on the FBS ATS on April 28, 2014, which is the first date available for bid information.
(2)	Fantex Series EJ Manuel Convertible Tracking Stock started trading on the FBS ATS on July 21, 2014, which is the first date available for bid information.
(3)	Fantex Series Mohamed Sanu Convertible Tracking Stock started trading on the FBS ATS on November 3, 2014, which is the first date available for bid information.
(4)	Fantex Series Alshon Jeffery Convertible Tracking Stock started trading on the FBS ATS on March 19, 2015, which is the first date available for bid information.
(5)	Fantex Series Michael Brockers Convertible Tracking Stock started trading on the FBS ATS on May 29, 2015, which is the first date available for bid information.
(6)	Fantex Series Jack Mewhort Convertible Tracking Stock started trading on the FBS ATS on July 14, 2015, which is the first date available for bid information.
(7)

After August 24, 2016, these securities could only be traded in the OTC Markets (the “grey sheets”). There is no broker-dealer currently making any market in our securities and no quotes are available from August 25, 2016 through the date of this Information Statement.

Dividends Paid by the Company

	Fantex Series Vernon Davis		Fantex Series EJ Manuel		Fantex Series Mohamed Sanu		Fantex Series Alshon Jeffery		Fantex Series Michael Brockers		Fantex Series Jack Mewhort		Fantex Series Professional Sports
Date	Per Share	Total Paid	Per Share	Total Paid	Per Share	Total Paid	Per Share	Total Paid	Per Share	Total Paid	Per Share	Total Paid	Per Share	Total Paid
8/18/2014	$0.50	$210,550	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
11/26/2014	$0.30	$126,330	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Total 2014	$0.80	$336,880	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

4/21/2015	$0.50	210,550	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
7/30/2015	$-	-	$-	$-	$0.20	$32,860	$-	$-	$-	$-	$-	$-	$-	$-
Total 2015	$0.50	$210,550	$-	$-	$0.20	$32,860	$-	$-	$-	$-	$-	$-	$-	$-

9/14/2016	$1.50	$631,650	$0.37	$197,099	$3.60	$591,480	$0.31	$259,098	$0.61	$220,942	$0.25	$67,025	$0.17	$771,874
YTD 2016	$1.50	$631,650	$0.37	$197,099	$3.60	$591,480	$0.31	$259,098	$0.61	$220,942	$0.25	$67,025	$0.17	$771,874

PRIOR PUBLIC OFFERINGS

Below is a table of the Company’s registered and unregistered public offerings completed in the last 3 years.

Date of Offering	Security Offered	Amount of the securities offered	Offering Price Per Share	Aggregrate Proceeds Received
4/28/2014	Fantex Series Vernon Davis Convertible Tracking Stock	421,100	$10.00	$421,090.00
7/21/2014	Fanex Series EJ Manuel Convertible Tracking Stock	523,800	$10.00	$5,238,000.00
11/3/2014	Fanex Series Mohamed Sanu Convertible Tracking Stock	164,300	$10.00	$1,643,000.00
3/19/2015	Fantex Series Alshon Jeffery Convertible Tracking Stock	835,800	$10.00	$8,358,000.00
5/29/2015	Fantex Series Michael Brockers Convertible Tracking Stock	362,200	$10.00	$3,622,000.00
7/14/2015	Fantex Series Jack Mewhort Convertible Tracking Stock	26,100	$10.00	$261,000.00
7/22/2016	Fantex Series Sports Portfolio Units I	5,933,658	$10.00	$59,336,580.00

Stock Purchases by the Company

On July 22, 2016, in conjunction with the sale of 5,933,658 Units of Fantex Series Sports Portfolio Units I, the Company purchases the below amounts of common stock at the prices indicated from our Parent Company and certain officers and directors of the Company.

Security Purchased	Amount Purchased	Price Paid
Fantex Series Vernon Davis Convertible Tracking Stock	$1,537,647	$3.65
Fanex Series EJ Manuel Convertible Tracking Stock	$1,118,385	$2.14
Fanex Series Mohamed Sanu Convertible Tracking Stock	$2,256,942	$13.74
Fantex Series Alshon Jeffery Convertible Tracking Stock	$7,923,263	$9.48
Fantex Series Michael Brockers Convertible Tracking Stock	$3,296,048	$9.10
Fantex Series Jack Mewhort Convertible Tracking Stock	$3,111,477	$11.61

Identity and Background of the Directors and Officers of the Company

The Directors of the Company are set forth in the following table:

Name	Position(s)
Cornell “Buck” French	Director and Chief Executive Officer
David Beirne	Chairman of the Board of Directors
John Costello	Director
C. William Hosler	Director
Ronald Machtley	Director
Shahan Soghikian	Director
Terdema Ussery	Director

The executive officers of the Company are set forth in the following table:

Name	Position(s)
Cornell “Buck” French	Director and Chief Executive Officer
Ted Monohon	Chief Accounting Officer
William Garvey	Chief Legal Officer and Secretary

The address of each officer and director is c/o Fantex, Inc., 330 Townsend Street, Suite 234, San Francisco, California 94107.

With respect to each current officer and director of the Company:

Cornell “Buck” French has served as a member of our board of directors and Chief Executive Officer since our founding in September 2012. Mr. French has also served as the Chief Executive Officer and a director of our parent, Fantex Holdings, since its inception in September 2012. From 2009 to December 2011, Mr. French was Chief Executive Officer of Promethyan Labs, a privately-held incubator for entrepreneurs, which he also co-founded. Mr. French served as the President, CEO and Chairman of Securify, Inc., a privately-held security monitoring and internal control solution provider, from 2004 to 2008, through its sale to Secure Computing Corporation (subsequently acquired by McAfee in 2008). Mr. French also co‑founded OnLink Technologies, Inc., a privately-held e-commerce sales and marketing software application developer, which was later sold to Siebel Systems, Inc. (“Siebel”) in 2000. Mr. French previously served as a partner at JPMorgan Partners, LLC, a technology venture capital firm, and held the role of Vice President and General Manager of the Interactive Selling Group at Siebel, a software company (acquired by Oracle Corp. in 2006). He is a former Director of Zilliant, Inc., WebCollage, Inc., Axentis, Inc. and several other private companies. Mr. French received an M.B.A. from Harvard University in 1996 and a B.S. in Economics and General Engineering from the U.S. Military Academy at West Point in 1989.

David Beirne has served as the Chairman of our board of directors since March 2013. Mr. Beirne also serves as the Chairman of the board of directors of Fantex Holdings since its inception in September 2012. Mr. Beirne was a general partner at Benchmark Capital, LLC from 1997 until his retirement from the firm in 2007. Mr. Beirne served as an advisor and limited partner to Benchmark until 2012. Mr. Beirne served on the boards of Blazent Corporation, Vontu, Inc., Securify, Inc., 1(800) Flowers, Kana Corp. and several other private companies. Prior to joining Benchmark, Mr. Beirne was co‑founder of Ramsey/Beirne Associates, Inc., an executive search firm, where he served as CEO from 1987 to 1997. Mr. Beirne also serves on the boards of directors of several nonprofit organizations. Mr. Beirne received a B.S. in Business Administration and Management from Bryant University in 1985.

John H. Costello has served on our board of directors since July 2013. Mr. Costello has been the President, Global Marketing & Innovation, at Dunkin Brands Group, Inc. since March 2013 and has previously served as its Chief Global Marketing & Innovation Officer. He also serves on the board of directors of the Yellowstone Park Foundation,

Mobile Marketing Association and xAd, Inc. Prior to joining Dunkin Brands in 2009, Mr. Costello served as the Chief Executive Officer and director of Zounds, Inc. from 2007 through 2009. From 2006 to 2007, he served as President of Consumer and Retail for Solidus Networks, Inc. (d/b/a Pay By Touch). Mr. Costello has also previously served on the boards of directors of the Association of National Advertisers Inc., The Quaker Oats Company, The Bombay Company, Aspen Marketing Services, Inc., Ace Hardware Corporation and various other public and private companies, as well as serving on the Board of Trustees of the American Film Institute. In addition, Mr. Costello has held leadership roles at several companies, including serving as President of Nielsen Marketing Research U.S., Chief Executive Officer of MVP.com, Inc., Executive Vice President of Merchandising and Marketing at The Home Depot, Senior Executive Vice President of Sears, Senior Vice President of Marketing and Sales at Pepsi‑Cola, USA and Chief Global Marketing Officer of Yahoo!. Mr. Costello received a B.S. in Industrial Management from the University of Akron in 1968 and an MBA from Michigan State University in 1970.

C. William Hosler has served on our board of directors since August 2013. Mr. Hosler also currently serves as Chief Financial Officer and a director of Catellus Acquisition Company, LLC (“Catellus”), a company engaged in commercial real estate property ownership, management and development. Prior to assuming his current role at Catellus in March 2011, Mr. Hosler provided consulting services to Rockwood Capital LLC and TPG Capital, L.P., two private investment firms, from 2008 to 2011. Mr. Hosler served as Chief Financial Officer of Marcus & Millichap Holding Companies, a privately-held investment and real estate services company, from January 2008 to November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 Mr. Hosler was a consultant to and Chief Financial Officer of Mirion Technologies, Inc., a privately‑held radiation detection, measuring and monitoring company. Mr. Hosler served as Chief Financial Officer of Catellus Development Corporation, a publicly traded real estate company, from 1999 to 2005, and, prior to such, he was Chief Financial Officer of the Morgan Stanley Real Estate Funds where he served on the Investment Committee. Mr. Hosler currently serves as a director of PacWest Bancorp and as a member of its audit committee and corporate governance and compensation committee. In addition, Mr. Hosler serves on the board of directors, audit committee and corporate governance and nominating committee of Parkway Properties, Inc., a public, self‑administered real estate investment trust. Mr. Hosler received a B.S. in Chemical Engineering from the University of Notre Dame and an M.B.A. from the University of Virginia.

Ronald Machtley has served on our board of directors since June 2013. Mr. Machtley has served as president of Bryant University since 1996 and was previously a Republican member of the United States House of Representatives from Rhode Island from 1989 to 1995. Mr. Machtley also currently serves on the boards of directors of five separate affiliate entities of Amica Insurance, including Amica Mutual Insurance Company, where he also served as a member of its Finance, Nominating, Executive Compensation, and Audit Committees. He also currently serves on the board of directors of Cranston Print Works, Inc., Rhode Island Foundation and Preservation Society of Newport, among other organizations. From 1994 until 1995, Mr. Machtley served as a Partner at Wilkinson, Barker, Knauer & Quinn, a law firm in Washington D.C. Mr. Machtley has also previously served as a director of Covansys Corp. Mr. Machtley received a B.S. from the United States Naval Academy in 1970 and a J.D. from Suffolk University Law School in 1978.

Shahan Soghikian has served on our board of directors since June 2013. Mr. Soghikian is a co‑founder and Managing Director of Panorama Capital, a venture capital firm which invests in early to mid‑stage technology and life sciences companies. Mr. Soghikian began his investment career when he joined JPMorgan Partners, LLC in 1990, where he most recently served as head of its venture capital program until the formation of Panorama in 2006. Between 1994 and 1998, he was responsible for developing and managing J.P. Morgan Partners’ European investment team and was based in London. Mr. Soghikian was previously a member of the mergers and acquisitions group at both Bankers Trust, Inc. and Prudential‑Bache Securities, Inc. (currently known as Prudential Equity Group, LLC). Mr. Soghikian currently serves on the board of directors of Beyond The Rack, Inc. and WGT.com. Prior to this, he served as a director of SquareTrade, Inc., Tidal Software, Inc., Yipes Communications, Inc., Validity Sensors, Inc. and AECOM, Inc., among other board memberships, including as a member of the audit committee on the board of directors of Digital Island, Inc. and Petco Animal Supplies, Inc. In addition, Mr. Soghikian is currently a trustee of Pitzer College where he serves as Chair of the Board of Trustees, serves as Vice Chair of the Board of UCSF Benioff Children’s Hospitals, where he also chairs the Quality and Safety Committee. Mr. Soghikian received a B.A. in Biology from Pitzer College in 1980 and an M.B.A. from the UCLA Anderson School of Management.

Terdema Ussery has served on the board of directors of Fantex, Inc. since June 2013. Mr. Ussery was President of Global Sports Categories at Under Armour, Inc. from September 2015 to November 2015. He served as the President and Chief Executive Officer of the Dallas Mavericks from 1997 to September 2015. While with the Mavericks, he also served as an Alternate Governor for the Mavericks on the NBA Board of Governors. Mr. Ussery served as Chief Executive Officer of HDNet LLC from 2001 until June 2012. He has served as Lead Independent Director of Treehouse Foods Inc. since 2005 and as a member on its Governance & Nominating, Audit and Compensation Committees. Mr. Ussery previously served as Director of Timberland Co. from 2005 until September 2011, where he also served as Timberland’s Lead Independent Director and as a member of its Audit, Compensation, Governance & Nominating and Corporate & Social Responsibility committees. He also served as a director of Entrust, Inc., from 2006 to 2009, and as a member of its Audit Committee from 2007 to 2009. In addition, Mr. Ussery served as the President of Nike Sports Management from 1993 to 1996 and was the Commissioner of the Continental Basketball Association from 1991 to 1993, and Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. Mr. Ussery received a B.A. from Princeton’s Woodrow Wilson School of Public and International Affairs in 1981, an M.P.A. from John F. Kennedy School of Government at Harvard University and a J.D. from the University of California, Berkeley in 1987.

William Garvey has served as our Chief Legal Officer and Secretary since April 2014 and as the Chief Legal Officer and Secretary of our parent, Fantex Holdings, since July 2013. From 2009 to July 2013, Mr. Garvey was the Vice President, General Counsel and Secretary of iPass, Inc., a publicly-traded enterprise mobility services company. From 2008 to 2009, Mr. Garvey was Vice President, General Counsel and Secretary of ShoreTel, Inc., a publicly-traded provider of Internet Protocol unified communications systems for enterprises. From 2005 to 2007, Mr. Garvey served as General Counsel, Vice President of Corporate Development, and Secretary of Rackable.

Ted Monohon has served as our Chief Accounting Officer since August 2016 and as Vice President of Finance and Controller of our parent, Fantex Holdings, since June 2012. From January 2006 to June 2012, Mr. Monohon was the Vice President, Accounting and Finance of Become, Inc., a privately held lead generation company. From 2003 to 2006, Mr. Monohon was Controller of PaymentOne Corporation, a privately held provider of alternative payment services. From 1997 to 2003, Mr. Monohon served in various accounting and finance capacities at Wells Fargo Bank.

During the last five years, none of the above individuals have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and they have not been parties to a judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding a violation of any federal or state securities law.

All are citizens of the United States.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of September 15, 2016 by (i) each person or group of affiliated persons known to us to be the beneficial owner of more than 5% of our Common Stock, (ii) each named executive officer and each director and (iii) all of our executive officers and directors as a group. Unless otherwise indicated in the table below, the address of each beneficial owner listed in the table is c/o Fantex, Inc., 330 Townsend Street, Suite 234, San Francisco, California 94107.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Officers and Directors of Fantex(1)
Cornell “Buck” French(2)(4)	8,448	*
David Beirne(2)(4)	2,039,095	1.9%
John H. Costello	—	—
C. William Hosler	—	—
Ronald Machtley	—	—
Shahan Soghikian	—	—
Terdema Ussery	—	—
Ted Monohon	—	—
William Garvey	—	—
All directors and executive officers as a group (9 persons)	2,047,543	1.9%
5% Stockholders of Fantex
Fantex Holdings, Inc.(1)(2)(3)(4)	100,939,553	94.2%

*Represents less than 1% of the total shares

(1)

Each of our officers and directors beneficially owns shares of Fantex Holdings capital stock. Cornell “Buck” French and David Beirne, two of our directors, beneficially own 19.5% and 24.1% of Fantex Holdings capital stock, respectively. The other officers and directors beneficially own less than 1% of Fantex Holdings capital stock in the aggregate. In computing beneficial ownership of Fantex Holdings capital stock, we attributed securities to persons who possess sole or shared voting power or investment power with respect to those securities and included shares of Fantex Holdings capital stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after September 15, 2016.

(2)

Cornell “Buck” French, David Beirne, John Elway, Joshua Levine, Bruce Dunlevie and Duncan Niederauer are each members of the board of directors of Fantex Holdings and as such, in effect, share voting power over substantially all of the total voting power of Fantex common stock as of September 16, 2016. Each disclaims beneficial ownership of the shares held by Fantex Holdings.

(3)

Fantex Holdings owns 100% of our issued and outstanding platform common stock, which provides it with sole voting power over our common stock. Each share of platform common stock is entitled to one vote per share, giving Fantex Holdings substantially all of the voting power over the Fantex common stock as of September 16, 2016.

(4)	Shares beneficially owned by each series of our tracking stocks are as follows:

	Platform Common Stock	Fantex Series Vernon Davis	Fantex Series EJ Manuel	Fantex Series Mohamed Sanu	Fantex Series Alshon Jeffery	Fantex Series Michael Brockers	Fantex Series Jack Mewhort	Fantex Series Professional Sports	Total
Name of Beneficial Owner
Officers and Directors of Fantex
Cornell "Buck" French	—	142	387	123	842	356	269	6,329	8,448
David Beirne	—	34,459	93,480	29,720	203,147	86,066	65,093	1,527,130	2,039,095
5% Stockholders of Fantex
Fantex Holdings, Inc.	100,000,000	15,877	43,072	13,694	93,604	39,657	29,993	703,656	100,939,553

As a result of the Reverse/Forward Split and fractional share cash-out, the beneficial ownership of Common Stock by Fantex Holdings and our officers and directors is not expected to change. The shares purchased from the Reverse/Forward Split will be held by the Company as treasury stock.

Prior Transactions between the Company and FANTEX HOLDINGS, INC. during the past two years AND Transactions with Related Persons and Entities

The following is a description of transactions since January 1, 2014, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the Fantex, Inc.’s total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control agreements, which are described under “Executive Compensation.” We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Parent Company

Our parent company, Fantex Holdings, owns approximately 94.23% of our outstanding voting securities.

Equity Contributions

To date, we have relied primarily on our parent, Fantex Holdings, for liquidity and capital resources. Our parent contributed capital of $4.0 million and $3.5 million for the years ended December 31, 2015 and 2014, respectively. The contributed capital includes expenses paid by our parent on our behalf to finance our operating expenses. We expect our parent to continue to contribute capital at least through 2016.

Participation in the Offering of Fantex Series Vernon Davis

On April 28, 2014, Fantex Holdings purchased from Fantex Brokerage Services, LLC, or FBS, at the initial public offering price of $10 per share, 102,454 shares of Fantex Series Vernon Davis in the initial public offering of our Fantex Series Vernon Davis.

Participation in the Offering of Fantex Series EJ Manuel

On July 21, 2014, Fantex Holdings and Cornell “Buck” French, David Beirne, Bruce Dunlevie and Joshua Levine, directors of Fantex Holdings, purchased from FBS at the initial public offering price of $10 per share, 250,000 shares, 164 shares, 1,704 shares, 26,000 shares and 66 shares, respectively, of our Fantex Series EJ Manuel.

Participation in the Offering of Fantex Series Mohamed Sanu

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10 per share, 78,000 shares, 502 shares, 1,648 shares and 8,215 shares, respectively, of Fantex Series Mohamed Sanu.

Participation in the Offering of Fantex Series Alshon Jeffery

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10 per share, 400,000 shares, 2,500 shares, 83,580 shares and 83,500 shares, respectively, of Fantex Series Alshon Jeffery. In addition, Lily Beirne, Mr. Beirne’s spouse, purchased 34,414 shares of Fantex Series Alshon Jeffery.

Participation in the Offering of Fantex Series Michael Brockers

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10.00 per share, 162,993 shares, 2,500 shares, 36,200 shares and 36,200 shares, respectively, of Fantex Series Michael Brockers.  In addition, Lily Beirne, Mr. Beirne’s spouse, purchased 18,000 shares of Fantex Series Michael Brockers.

Participation in the Offering of Fantex Series Jack Mewhort

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10.00 per share, 124,014 shares, 2,500 shares, 26,810 shares and 26,810  shares, respectively, of Fantex Series Jack Mewhort.  In addition, Lily Beirne, Mr. Beirne’s spouse, purchased 13,400 shares of Fantex Series Jack Mewhort.

Participation in the Offering of Fantex Sports Portfolio Unit 1

Fantex Holdings and Cornell “Buck” French, David Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10.00 per Unit, 919,571 units, 8,272 units, 1,995,724 units,  and 160,077 units, respectively, of Fantex Sports Porfolio Unit1. Each Unit consists of 0.017 shares of Fantex Series Vernon Davis, 0.047 shares of Fantex Series EJ Manuel, 0.015 shares of Fantex Series Mohamed Sanu, 0.102 shares of Fantex Series Alshon Jeffery, 0.043 shares of Fantex Series Michael Brockers, 0.033 shares of Fantex Series Jack Mewhort and 0.765 shares of Fantex Series Professional Sports.

Participation in future Offerings of Fantex Convertible Tracking Series Stocks

We expect that Fantex Holdings and directors and officers of Fantex Holdings may purchase shares in future offerings of our tracking stocks pursuant to standby purchase agreements.

Management Agreement

We have entered into a management agreement with our parent, pursuant to which our parent provides us with management and administrative services, including providing and compensating our executive management and other personnel, as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and the cost of those services.

The agreement had an initial term through December 31, 2014, and was automatically renewed for a one-year term through December 31, 2016. It will continue to automatically renew for successive one-year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

The agreement contains certain provisions requiring us to indemnify our parent with respect to all losses or damages arising from acts not constituting bad faith, willful misconduct, or gross negligence. We have evaluated the impact of these indemnities on our financial statements and determined that they are remote. The management agreement became effective upon the consummation of our first initial public offering on April 28, 2014.

For further discussion of our management agreement with our parent, see Note 4, “Related Party Transactions” in the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Indemnity Agreements with Contract Parties

Our parent, Fantex Holdings, has agreed to indemnify each of our current contract parties under certain circumstances if the acquired brand income that we are purchasing from them under their respective brand contracts is reportable income to them and not deductible for United States federal income tax purposes. We are not a party to these indemnity agreements, and would have no direct or indirect obligation to the contract parties or our parent under these agreements. However, because our parent is a party to these agreements, we may be deemed to benefit from these agreements. In addition, to the extent such obligation of our parent to the contract parties impacts its financial stability and its continued ability to provide services under the management agreement, as discussed below, an adverse tax ruling may indirectly impact Fantex as a whole.

Indemnification Agreements with Directors and Officers

Our Certificate of Incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the General Corporation Law of the State of Delaware. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S‑K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section and subject to this policy occurred or were ratified following the adoption of this policy.

All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who have had access, at our expense, to our independent legal counsel.

As provided by our Audit Committee charter, our Audit Committee is responsible for reviewing and approving in advance any related party transaction, other than matters relating to our parent company. Our Conflicts Committee is responsible for reviewing all of our related party transactions in which our parent company, its subsidiaries or affiliates is a party with an interest adverse to our interests. As such, the Conflicts Committee has reviewed and approved all purchases of our tracking stocks by our parent company and its affiliates as described in this section.

Golden Parachute Compensation of any Officers
as a Result of the Reverse/Forward Split

There is no entitlement to golden parachute payments for any of the officers of the Company as a result of the Reverse/Forward Split.

Potential Reinstatement of Reporting Obligations

The intended effect of the Reverse/Forward Split is to reduce the number of record holders of our Common Stock to fewer than 300. This will make us eligible to terminate the registration of our Common Stock under Rule 12g-4 and Section 12(g) of the Exchange Act. We expect to reduce the number of our holders to approximately 200 as a result of the Reverse/Forward Split. However, if the Reverse/Forward Split does not have the intended effect, or if the number of holders of our Common Stock rises to either 500 or more persons who are not accredited investors or 2,000 persons after the consummation of the Reverse/Forward Split for any reason (in each case, provided the Company has total assets exceeding $10 million), we may once again be subject to the periodic reporting obligations under the Exchange Act and the SEC’s proxy rules, which would negate much, if not all, of the savings intended to be accomplished through the Reverse/Forward Split.

Financial Information

The following documents that we filed with the SEC, are incorporated by reference in this Information Statement: (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, (iii) the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016, and (iv) any filings with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act following the date of this Information Statement.

The book value per common share as of June 30, 2016 was $0.22, under accounting principles generally accepted in the United States.

The Reverse/Forward split is not anticipated to have a material effect on (1) the Company's balance sheet as of June 30, 2016; (2) the Company’s statement of income, earnings per share, and ratio of earnings to fixed charges for the fiscal year ended December 31, 2015 and the quarterly period ended June 30, 2016; and (3) the Company's book value per common share as of June 30, 2016.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

DELIVERY OF INFORMATION STATEMENT MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of information statement materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. We will deliver promptly, upon oral or written request, a separate copy of the Information Statement to any stockholder at the same address. If you wish to receive a separate copy of the Information Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at Fantex, Inc., Attention: Investor Relations, 330 Townsend Street, Suite 234, San Francisco, CA 94017, (b) telephone at (415) 592-5950, or (c) e-mail at investorrelations@fantexbrands.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our annual reports, proxy statements and information statements may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household these materials.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse/Forward Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Split. The Schedule 13E-3 may contain additional information about us. Copies of the Schedule 13E-3 and all exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Fantex, Inc., Attention: Secretary, 330 Townsend Street, Suite 234, San Francisco, California 94107. You can also obtain, without charge, reports, proxy statements and other information about the Company, by contacting us directly at telephone (415) 592-5950.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters.

You may obtain copies of these materials by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

/s/ William Garvey
William Garvey Chief Legal Officer and Secretary

San Francisco, California

Dated: October 1, 2016

ANNEX A – 1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

FANTEX, INC.

A Delaware Corporation

Fantex, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. Article IV, Section 1 of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“Section 1.Capital Stock

(a)  Authorized Capital Stock.  The total number of shares of stock which the Corporation is authorized to issue is 1,500,000,000, all of which shall be Common Stock, par value $0.0001 per share (the “Common Stock”).

(b)  Reverse Stock Split. Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Effective Time”), each one share of each of the Corporation’s series of Tracking Series, each with a par value $0.0001 per share, issued and outstanding (or held in treasury) immediately prior to the Effective Time shall be and is hereby automatically reclassified and combined, without any further act or action on the part of the respective holder thereof, into 1/200 of a validly issued, fully-paid and non-assessable share of the same series of such Tracking Stock, par value $0.0001 per share, of the Corporation (the “Reverse Stock Split”);  provided,  however that, notwithstanding the foregoing, no fractional shares shall be issued to any holder as a result of the Reverse Stock Split, with respect to any series of Tracking Stock held by such holder, if such holder holds fewer than 200 shares of such series of Tracking Stock immediately prior to the Effective Time (excluding for this purpose any shares of any series of Tracking Stock that are held by such holder as part of the Corporation’s Fantex Sports Portfolio 1 Units (the “Tracking Stocks Included in the Units”), and in lieu of any such fractional shares to which such holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair value of a share of such series of Tracking Series as of Effective Time (the “Cash Out”); provided further,  however, that the Cash Out shall not apply to any Tracking Stocks included in the Units that are issued and outstanding immediately prior to the Effective Time, which such shares for the avoidance of doubt may held in fractional shares, and shall not in any event be combined with any other Tracking Stocks for purposes of the Reverse Stock Split or Cash Out, but rather shall remain an inseparable part of each Unit in which such Tracking Stock is included.

(c)  Increase or Decrease in Authorized Capital Stock.  The number of authorized shares of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or successor provision thereof.”

B.  The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed by its duly authorized officer this ____ day of _______________, 2016.

FANTEX, INC.

By:
Cornell “Buck” French, Chief Executive Officer

ANNEX A -2

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

FANTEX, INC.

A Delaware Corporation

Fantex, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

B. Article IV, Section 1 of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

“Section 1. Capital Stock

(a)  Authorized Capital Stock.  The total number of shares of stock which the Corporation is authorized to issue is 1,500,000,000, all of which shall be Common Stock, par value $0.0001 per share (the “Common Stock”).

(b)  Forward Stock Split. Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Effective Time”), each share  of each of the Corporation’s series of Tracking Series, each with a par value $0.0001 per share, issued and outstanding (or held in treasury)  immediately prior to the Effective Time shall be and is hereby automatically reclassified, without any further act or action on the part of the respective holder thereof, into 200 shares of the same series of Tracking Series, par value $0.0001 per share, of the Corporation (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such 200-1 ratio) (the “Forward Stock Split”).

(c)  Increase or Decrease in Authorized Capital Stock.  The number of authorized shares of Common Stock may, without a class vote, be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or successor provision thereof.”

C.  This Certificate of Amendment has been duly adopted and approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of Delaware Corporate Law, and the Corporation’s stockholders have given their written consent in accordance with Section 228(a) of the Delaware Corporate Law.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed by its duly authorized officer this ____ day of _______________, 2016.

FANTEX, INC.

By:
Cornell “Buck” French, Chief Executive Officer